Pricing Supplement No. 103  Dated January 12, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $75,000,000

CUSIP: 61687Y DK0

Trade Date: January 12, 1999

Settlement Date: January 14, 1999

Maturity Date: January 14, 2002

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $74,979,045 (99.97206%)

Interest Rate (per annum): 3-month LIBOR plus 15 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s):  April 14, July 14, October 14 and
January 14, commencing April 14, 1999 and ending January 14,
2002.

Record Date(s):  ( X )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                           (    )   Other:

Initial Interest Rate Per Annum: Second London Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  ) Monthly    ( X )  Quarterly   (   )  Other

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
( X ) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:
Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Quarterly on the 14th of each April, July, October and January, commencing April 14, 1999.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): plus 15 basis points

Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate: N/A

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:  (   )   30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                  ( X )  Actual/360

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
( )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s): (X) U.S. Bank Trust National Association
                      ( ) Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.